Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that the foregoing statement on Schedule 13G with respect to Class A common stock, par value $0.0000001 per share, of Madison Air Solutions Corporation is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.

Dated this 15th day of May 2026.

K.C. Armada, LP

By:	/s/ Andrew Le Gal
	Name:	Andrew Le Gal
	Title:	Director of Kedge Capital PE FoF GP Limited, General Partner of K.C. Armada, LP

Ernesto Bertarelli

By:	/s/ Edward Butler
	Name:	Edward Butler
	Title:	Attorney-in-fact for Ernesto Bertarelli